EXHIBIT 10 (iii)(A)(4a)

AMENDMENT NO. 1

TO

RETIREMENT BENEFIT AGREEMENT

The Amendment No. 1 dated December 20, 2002, to the Retirement Benefit Agreement between Independence Holding Company and Mr. Roy T.K.Thung dated September 30, 1991 (the "Agreement"). For good and valuable consideration, the parties hereto agree as follows:

1. Section 1 of the Agreement is hereby amended to read as follows:

"The Company will pay you a Retirement Benefit in the amount set forth in Paragraph 2 and in the manner set forth in Paragraph 3."

2. Section 2 of the Agreement is hereby amended to change $949,840 to $1,289,742.

3. Section 3 of the Agreement is deleted in its entirety.

4. Section 4 (a) of the Agreement is amended to read as follows:

4. (a) The Retirement Benefit will be paid upon your attaining age 62 if you are then employed by the Company. If you employment with the Company terminates for any reason whatsoever prior to your 62nd birthday, you shall receive a Reduced Retirement Benefit upon such termination as reflected in Appendix A. The amount of the Reduced Retirement Benefit will not be adjusted for any changes in your base salary rate, the general price level, or other factor. The amount of the Reduced Retirement Benefit will not be subject to any reduction, offset or counterclaim of any sort whatsoever.

5. Section 4 (b) of the Agreement is amended to change the cross-reference to Paragraph 3(a).

6. Section 5 - 11 of the Agreement shall be renumbered.

7. Appendix A is hereby deleted and replaced with Appendix A attached hereto.

Independence Holding Company

By: /s/ David T. Kettig

Understood and accepted

/s/ Roy T.K. Thung____

Roy T.K. Thung

Beneficiary Designation:

I hereby designate Swan N. Thung as my Beneficiary to receive, in the event of my death, the benefits that would have been payable to me pursuant to the foregoing letter of September 30, 1991, as amended, had I lived. I understand that this designation will remain in effect until such time as the Company's Secretary receives a notice signed by me making a new designation.

/s/ Roy T.K. Thung____

Roy T.K. Thung

APPENDIX A

The following table shows the Reduced Retirement Benefit that would be payable upon a termination of employment that preceded your 62nd birthday by a multiple of 12 full months. The Reduced Retirement Benefit for an actual date of employment termination would be calculated by linear interpolation between values in the table.
Years
(12 full months)	Reduced
prior to age 62	Retirement Benefit

0	$1,289,840

1	1,183,339

2	1,085,632

3	995,993